Exhibit 10.42
AGREEMENT AMENDING SUPPLEMENTAL
EXECUTIVE RETIREMENT AGREEMENT
     THIS AGREEMENT is entered into this ___ day of ___, 2006, by and between Midwest Banc Holdings, Inc., a Delaware corporation (the “Company”), and (the “Executive”).
R E C I T A L S
     A. The Executive and the Company wish to memorialize their existing agreements as to an amendment of the Midwest Banc Holdings, Inc. Supplemental Executive Retirement Agreement dated XXXXXXXX (the “Supplemental Executive Retirement Agreement”), which existing agreements provide the Executive with current life insurance protection by way of a compensatory split-dollar life insurance arrangement instead of the death benefits provided under Article 3 of the Supplemental Executive Retirement Agreement in the event the Executive dies while in the active service of the Company.
     B. The Company is and will be the owner of the life insurance policy or policies contemplated by this Agreement (individually the “Policy,” and collectively, the “Policies”) and, as such, possess all of the incidents of ownership in and to each Policy, subject to the limitations contained herein.
     C. The Company will endorse to the Executive the right to designate the beneficiary of a portion of the death benefits payable under the Policies as provided and limited herein.
A G R E E M E N T S
     NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement, the parties memorialize their agreements as follows:
     1. Purchase of the Policies. The parties undertake all necessary actions to cause each Policy to be issued to the Company and to cause each Policy to conform to the terms of this Agreement. Each Policy will be subject to the terms and conditions of this Agreement and of the endorsement filed with the insurance company issuing each Policy (the “Insurer”). The Policies that are subject to this Agreement as of the date hereof are listed on Schedule A hereto.
     2. Ownership of the Policies.
     (a) The Company will own each Policy at all times and may exercise all ownership rights and incidents of ownership granted to the particular Policy’s owner by the Insurer, except the Executive’s right to direct the distribution of the Policies’ death benefits up to the Current Life Insurance Protection Amount defined in paragraph 3.
     (b) The Company alone may, to the extent of its interest, exercise the right to borrow or withdraw on each Policy’s cash surrender values. The Company may pledge or assign the policy, subject to the terms and conditions of this Agreement, in order to secure a loan or loans from the Insurer or from a third party. Interest charges on such loans shall be the responsibility of and shall be paid by the Company.

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     (c) The Company shall have the sole right to surrender or cancel any Policy or Policies and to receive from the Insurer the amount due the owner under each Policy.
     (d) The Company shall retain all rights which each Policy grants to the owner thereof.
     (e) The Executive shall take no action with respect to any Policy that would in any way compromise or jeopardize the Company’s rights without the Company’s express written consent.
     3. Economic Benefit Limited to Current Life Insurance Protection Amount.
     (a) For each calendar year for which this Agreement is in force, the economic benefit provided to the Executive under this Agreement is limited to current life insurance protection in an amount equal to the total age 65 liability accrued on the Company’s records as of the end of the preceding calendar year (the “Current Life Insurance Protection Amount”). By way of example, the Current Life Insurance Protection Amount as of the end of 2004 and in effect for all of 2005 up through December 31, 2005 was $XXX,XXX.
     (b) The Executive does not have any current or future right to access any cash surrender value of any Policy.
     (c) The Executive does not have any economic benefits in any Policy other than as provided in paragraph (a).
     (d) The Current Life Insurance Protection Amount shall be determined by the Company following the close of each calendar year and communicated to the Executive by March 15 of the calendar year for which it is effective. Each time the Current Life Insurance Protection Amount changes (which may not be annually), the Company shall effect an endorsement to each Policy with each Insurer to ensure that each Insurer is obligated to pay the proper portion of the Current Life Insurance Protection Amount to the Executive’s beneficiaries or estate upon the death of the Executive while in the active service of the Company (with all remaining Policy proceeds being payable to the Company).
     4. Beneficiary Designation Rights. The Company shall endorse to the Executive the right and power to designate a beneficiary or beneficiaries to receive an aggregate sum payable upon the death of the Executive equal to the Current Life Insurance Protection Amount. This endorsement shall be effected using a form provided by the Insurer or Insurer. A Policy’s endorsement shall not be terminated, altered, or amended without the express written consent of the Executive. To change a beneficiary, the Executive must execute a new endorsement and comply with the requirements of the particular Policy. Failure to comply with the terms of the individual Policy will result in the change not becoming effective. The parties shall take all actions necessary to cause such an endorsement to conform to the provisions of this Agreement.
     5. Premium Payments. Subject to the Company’s absolute right to surrender or terminate any Policy at any time and for any reason, the Company shall pay the entire premiums owed under the Policies to the Insurers. Upon request, the Company shall promptly furnish to the Executive evidence of timely payment of such premiums.

     6. Income Taxation of Current Life Insurance Protection Amount. Consistent with the federal income tax regulations governing the taxation of compensatory split-dollar life insurance arrangements, the parties agree that the value of the economic benefits provided to the Executive hereunder for a taxable year is equal to the cost of the Current Life Insurance Protection Amount in effect for that year. Such cost equals the Current Life Insurance Protection Amount multiplied by the life insurance premium factor designated or permitted in guidance published by the Internal Revenue Service. The Company shall annually furnish to the Executive a statement of the amount of income reportable by the Executive for federal and state income tax purposes consistent therewith. The Executive agrees to report the amount reflected in the statement on his or her personal income tax return.
     7. Death of the Executive.
     (a) Upon the death of the Executive while in the active service of the Company, the Company and the Executive’s beneficiaries designated under the Policies (or if no beneficiary is designated, the estate of the Executive) shall promptly take all action necessary to obtain the death benefits provided under each Policy. The Company shall have the unqualified right to receive that portion of such death benefits that exceeds the Current Life Insurance Protection Amount for the calendar year in which the Executive’s death occurs. The balance of the Policy death benefits (i.e., the Current Life Insurance Protection Amount) shall be paid to the Executive’s beneficiaries designated under the Policies (or if no beneficiary is designated, the estate of the Executive) in the manner and in the amount provided in the Policy’s provisions. In no event shall the aggregate amounts payable under the Policies (and this Agreement) to the Executive’s beneficiaries (or estate) exceed the Current Life Insurance Protection Amount for the calendar year in which the Executive’s death occurs.
     (b) To the extent an amount is paid to the Executive’s beneficiaries (or the estate of the Executive) hereunder, then such amount will satisfy, replace, and render void all obligations of the Company to pay such amount under Article 3 of the Supplemental Executive Retirement Agreement.
     (c) If the Executive dies while not in the active service of the Company, neither the Executive’s estate nor any of the Executive’s beneficiaries shall have any rights to any portion of any death benefits payable under any Policy.
     8. Exchange of Policies. The Company may unilaterally and without the consent of the Executive exchange any Policies that are the subject matter of this Agreement, with or without replacing said Policies.
     9. No Assignment Rights of Executive. The Executive may not, without the written consent of the Company, assign to any individual, trust or other organization, any right, title or interest in any Policy, nor any rights, options, privileges or duties created under this Agreement.
     10. Insurance Company Not a Party to This Agreement. No Insurer shall be deemed a party to this Agreement, but is expected to respect the rights of the parties as herein developed upon receiving an executed copy of this Agreement. The Insurer shall be fully discharged from its obligations under the applicable Policy by payment of the Policy’s death benefit to the beneficiaries named in the Policy, subject to the Policy’s terms and conditions and endorsements. No provision in this Agreement shall in any way be construed as enlarging, changing, varying, or in any other way affecting the Insurer’s obligations as expressly provided in the Policy, except insofar as the provisions of this Agreement are made a part of the Policy by the endorsement document executed by the Company and filed with the Insurer in connection with this Agreement.
     IN WITNESS WHEREOF, the Executive and a duly authorized Officer of the Company have executed this Agreement on this ___ day of ___, 2006.

MIDWEST BANC HOLDINGS, INC., a Delaware Corporation
By:
James J. Giancola, President and CEO